Exhibit 99.1

FOR IMMEDIATE RELEASE

Remaining $51.4 Million of Convertible Notes Due 2008 Converted into Common Stock

NOVATO, Calif., January 29, 2007 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) announced today that in response to the previously announced call for redemption of its remaining $51.4 million aggregate principal outstanding of 3.50% Convertible Senior Subordinated Notes due June 15, 2008, 100 percent of noteholders elected to convert their notes into common stock.

Noteholders chose to convert their notes into common stock at a price of approximately $14.01 per share. As a result of this transaction and the partial exchange completed in September 2006, BioMarin has issued a total of approximately 8.9 million shares of common stock.

Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin commented, “The completion of this transaction further strengthens our balance sheet with the elimination of the final portion of the $125 million in convertible debt due 2008, along with interest expense savings. Our improving financial strength has positioned us well as we continue development of the Phenoptin clinical program and explore the possibility of BH4 to treat various cardiovascular indications.”

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of two approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, and Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product that BioMarin developed through a 50/50 joint venture with Genzyme Corporation. Investigational product candidates include Phenoptin™ (sapropterin dihydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU), and 6R-BH4 for cardiovascular indications, which is currently in Phase 2 clinical development for the treatment of poorly controlled hypertension. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statements

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the development of its product candidate 6R-BH4 for the treatment of cardiovascular indications and the development of Phenoptin for treatment of PKU. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: the results and timing of current and planned preclinical and clinical trials related to Phenoptin and 6R-BH4; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2005 Annual Report on Form 10-K and the factors contained in BioMarin’s reports on Forms 10-Q and 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements.

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Contact:

Investors and Media:

Eugenia Shen

BioMarin Pharmaceutical Inc.

(415) 506-6570

http://www.BMRN.com